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                                                                     EXHIBIT I-2


                                [MTHM LETTERHEAD]


                                December 31, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                  Re: Interstate Energy Corporation Form U-1 Declaration (File No. 70-9317)

Ladies and Gentlemen:

            We refer to the Form U-1 Declaration, as amended (the "Declaration"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Interstate Energy Corporation ("IEC"), a Wisconsin corporation and a registered holding company under the Act, and certain of its subsidiaries, in File No. 70-9317; the order of the Commission dated December 18, 1998 (the "Order") granting the Declaration and permitting the Declaration to become effective; and the Certificate of Notification to be filed with the Commission by IEC with respect to the Declaration (the "Certificate of Notification"). The Declaration, Order and Certificate of Notification relate to the formation and funding of a money pool system through the issuance and sale of commercial paper and bank borrowings. Capitalized terms used in this letter without definition have the meanings ascribed to such terms in the Certificate of Notification.

            We have acted as special counsel for IEC in connection with the Declaration and, as such counsel, we are familiar with the corporate proceedings taken by IEC in connection with the Transactions. We have examined originals, or copies certified to our satisfaction, of such corporate records of IEC, certificates of public officials, certificates (including the Certificate of Notification) of officers and representatives of IEC, and other documents as we have deemed it necessary to examine as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied on certificates of officers of IEC, and other appropriate persons and statements contained in the Declaration and the exhibits thereto.

            The opinions expressed below in respect of the Transactions are subject to the following assumptions and conditions:

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            a.    The Transactions shall have been duly authorized and approved to the extent required by the governing corporate documents and applicable state law by the Board of Directors of IEC.

            b. All required approvals, authorizations, consents, certificates, and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Transactions (including the approval and authorization of the Commission under the Act) shall have been obtained or made, as the case may be, and remain in effect; the Commission shall have duly entered an appropriate order or orders granting and permitting the Declaration to become effective with respect to the Transactions as described in the Declaration; and the Transactions shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.

            c. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

            d. The consummation of the Transactions as described shall be conducted under our supervision and all legal matters incident thereto shall be satisfactory to us, including the receipt in satisfactory form of such opinions of other counsel qualified to practice in jurisdictions pertaining to the Transactions in which we are not admitted to practice, as we may deem appropriate.

      Based upon the foregoing, and subject to the assumptions and conditions set forth above, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event that the proposed Transactions are consummated in accordance with the Declaration:

            1. The transactions described in the Certificate of Notification dated this date have been carried out in accordance with the provisions of the Declaration.

            2. All state laws (other than the state securities or "blue sky" laws of various states as to which we express no opinion) applicable to the proposed Transactions have been or will be complied with.

            3. The notes described in this Certificate of Notification are valid and binding obligations of the issuer in accordance with their terms.

            4.    The Declarants legally acquired the notes.

            5. The consummation of the proposed Transactions will not violate the legal rights of the holders of any securities issued by any of the Declarant or any associate company thereof.


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      We hereby consent to the use of this opinion as an exhibit to the
Declaration. We do not assume or undertake any responsibility to advise you of changes in either fact or law which may come to our attention after the date hereof.

                                    Very truly yours,



                                    Milbank, Tweed, Hadley & McCloy




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